CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form S-1-A6 of our report dated March 31, 2023, relating to the financial statements of Healthy Extracts Inc. as of December 31, 2022 and 2021 and of our report dated April 11, 2023 relating to the financial statements of Hyperion LLC as of December 31, 2022 and 2021 and to our report dated April 11, 2023, related to the financial statements of Online Publishing & Marketing LLC as of December 31, 2022 and 2021, and to all references to our firm included in this registration statement.

Certified Public Accountants

Lakewood, CO

October 6, 2023

{02199013-1 }